Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Second Quarter 2015 Results

•	Adjusted Net Loss of ($0.46) per diluted share on $511.2 million of Revenue with Adjusted EBITDA of $20.3 million

•	Expanded Pro Forma Gross Margin by 230 Basis Points Driven by Improvement to Cost Structure and Synergy Savings

•	Integration of Combined Company Substantially Complete Following March 2015 Closing of Nabors Transaction, with Achievements including:

•	Completion Services Adjusted EBITDA Margin Increased by 160 Basis Points (pro forma, quarter over quarter)

•	Well Support Services Adjusted EBITDA Margin Increased by 220 Basis Points (pro forma, quarter over quarter)

•	$6.7 million Reduction in SG&A (pro forma, quarter over quarter)

•	Estimated Procurement Synergy Savings of over $15.5 million in the Second Quarter, with Anticipated Procurement Synergy Savings of over $50.0 million for 2015 based on Current Realizations and Activity Levels

HAMILTON, BERMUDA August 5, 2015 – C&J Energy Services Ltd. (NYSE: CJES) today reported net loss of ($65.1 million), or ($0.56) per diluted share, on revenue of $511.2 million for the second quarter of 2015, and Adjusted Net Loss(1) of ($53.8 million), or ($0.46) per diluted share(1). Adjusted Net Loss excludes a $5.4 million, or $0.05 per diluted share, after-tax charge related to costs associated with the March 2015 combination (the “Transaction”) of C&J Energy Services, Inc. (“Legacy C&J”) with the completion and production services business (the “C&P Business”) of Nabors Industries Ltd.; as well as severance costs of $1.2 million, or $0.01 per diluted share; customer settlement/bad debt write-off charges of $2.9 million, or $0.02 per diluted share; and an inventory write-down of $1.8 million, or $0.02 per diluted share. Adjusted EBITDA(1) was $20.3 million for the second quarter of 2015.

Our 2015 second quarter results compare with net loss of ($30.7 million), or ($0.51) per diluted share, on revenue of $401.2 million for the first quarter of 2015, and Adjusted Net Loss(1) of ($7.3 million), or ($0.12) per diluted share(1), after excluding a $23.3 million, or $0.39 per diluted share, after-tax charge related to costs associated with the Transaction. For the second quarter of 2014, net income was $11.1 million, or $0.20 per diluted share, on revenue of $367.9 million, and Adjusted Net Income(1) was $15.7 million, or $0.28 per diluted share(1), after excluding a $4.6 million, or $0.08 per diluted share, after-tax charge related to costs associated primarily with the Transaction. Adjusted EBITDA(1) was $31.8 million for the first quarter of 2015 and $52.8 million for the second quarter of 2014. On a pro forma basis(2), our first quarter 2015 results include a net loss of ($55.3 million), or ($0.47) per diluted share, on revenue of $766.6 million with Adjusted EBITDA of $36.7 million, and Adjusted Net Loss(1) of ($43.4 million), or ($0.37) per diluted share(1), after excluding an $11.9 million, or $0.10 per diluted share, after-tax charge related to severance and other out-of-period costs. Unless otherwise indicated, results for the first quarter of 2015 include the financial and operating results of Legacy C&J for the entire period and the C&P Business for the eight-day period following the closing of the Transaction through March 31, 2015, and results for periods prior to the first quarter of 2015 reflect the financial and operating results of Legacy C&J exclusively.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “The second quarter marked our first full quarter as an operationally integrated company following the March 24th combination of C&J with Nabors Industries’ completion and production services business. I am proud of how we managed our business and advanced our integration initiatives despite the persistently difficult market environment. We successfully fought through the headwinds facing all of us in the oil and gas industry, and did so with the additional challenge of integrating an organization several times larger than Legacy C&J with diverse service lines. We achieved an immediate and relatively seamless integration of our operations, implementing C&J’s operating philosophy and high efficiency culture across our expanded operations without a loss in service quality or efficiency. We have also made significant progress toward integrating our corporate and administrative structures. Our goal is to be fully integrated and to have completed the transition services with Nabors by August 31, 2015, which we believe is an incredible accomplishment in only five months. These achievements are a testament to the strength of our management team and further prove our ability to successfully integrate as we grow through acquisitions, big or small.

“Second quarter results suffered from continued weakness in demand for our services, with reductions in customer budgets and drilling and completion activity driving severe utilization declines and pricing pressure. Activity levels across our operations dropped in March and then fell further in April, remaining depressed throughout the second quarter. We executed well in a tough market by pursuing utilization through the strategic deployment of equipment and crews while working with customers on pricing and implementing wide-spread cost reductions. Despite lower pricing and its deteriorating impact on revenue, through operational efficiency and aggressive cost management, enhanced by increasing synergy realizations, we limited the severity of the impact on margins.

“In response to market conditions, and also as part of our integration plan, late in the first quarter we began to scale back our operations and align our cost structure with activity levels. We stacked idle equipment, reduced headcount, implemented strict cost control measures and negotiated substantial price reductions with suppliers to lower our operating costs. Following closing of the Transaction, we doubled-down on our efforts to streamline our combined company and further improve our cost structure, determined to optimize synergies at an accelerated pace. Among other measures to control expenses and drive cost savings, the elimination of duplicative personnel and facilities and right-sizing of our business has also provided SG&A synergy savings. We have also achieved significant procurement synergy savings from applying the better pricing on key consumables, such as proppant, trucking and chemicals, that we obtained earlier in the year to our expanded Completion Services operations. We are continuing to work through our supply chain for additional opportunities to reduce input costs, leveraging our greater scale. Additionally, several of our research and technology initiatives are driving cost savings and also helping to generate revenue, which is central to our overall strategy of proactively managing our costs to maximize our returns.

“While the market remains difficult and the duration of this downturn remains uncertain, we are confident in our ability to successfully manage through this cycle, and we are maintaining a long-term perspective. The actions we have taken to manage what we can control are working, and we will make adjustments as necessary to effectively respond to the market. We will continue to focus on managing our costs, protecting market share and positioning C&J to maximize the benefits and synergy potential of our greater scale both in this environment and as the market improves.”

Results for the Three Months Ended June 30, 2015

Completion Services

Second quarter 2015 revenue from our Completion Services segment was $332.5 million, with Adjusted EBITDA(1) of $24.5 million, compared to revenue of $371.0 million and Adjusted EBITDA(1) of $49.8 million for the first quarter of 2015, and revenue of $362.4 million and Adjusted EBITDA(1) of $78.2 million for the second quarter of 2014. On a pro forma basis(2), first quarter 2015 revenue was $546.7 million, with Adjusted EBITDA(1) of $31.9 million.

Revenue decreased quarter over quarter due to significantly lower utilization and pricing levels across our service lines resulting from the extremely competitive market environment caused by the continued decline in U.S. onshore drilling and completion activity. Revenue from our hydraulic fracturing services was also negatively impacted by certain highly active customers electing to provide their own sand, and also chemicals in some cases, during the quarter, although we do not believe this is indicative of an industry trend.

Activity fell in March, followed by a subsequent severe drop in April, with continued weakness throughout the second quarter, accompanied by persistent pricing pressure. To support utilization and protect market share, substantial pricing concessions were necessary in all of our service lines, particularly in our hydraulic fracturing operations. The pressure pumping market continues to experience the most intense competition, and we have encountered varying degrees of irrational efforts by certain of our competitors who are willing to work at a loss to maintain utilization. We have maintained a long-term perspective and stayed true to our value-driven operating philosophy, electing to stack equipment where pricing was unsustainable and supporting utilization of deployed assets by focusing on the quality and efficiency of our service execution while collaborating with our customers on pricing.

In response to deteriorating conditions, we worked with our supply chain to adjust costs to reflect current market conditions, implemented aggressive cost control measures and aligned our assets with industry demand. The increasing effects of reductions in input costs that we obtained earlier in the year facilitated our ability to work with our customers on pricing. Our efforts to improve our cost structure and streamline our business were augmented by our greater scale and the rapid implementation of our integration program, which delivered consolidation and restructuring opportunities and increasing synergy savings. We also benefitted from the growing effects of cost savings attributable to our research and technology initiatives.

Moving into the third quarter, our Completion Services segment continues to face significant challenges. As commodity prices have remained weak and recently dipped, we have seen some customers pause to re-evaluate their activity levels. We are keeping a sharp focus on managing our operations and controlling costs, including reducing resources where the market is not sustainable, repositioning assets where activity and pricing are strongest and ensuring a strategic presence in key operating areas to protect market share and establish a competitive position to capitalize on viable opportunities. We believe our greater scale combined with our research and technology initiatives provide us with a platform to further improve our cost structure and increase efficiency, which gives us a unique ability to defend and capture market share across all of our Completion Services division.

Well Support Services

Second quarter 2015 revenue from our Well Support Services segment was $153.1 million with Adjusted EBITDA(1) of $22.2 million. These results were delivered by the C&P Business’ well servicing operations, which contributed $16.1 million of revenue and $4.3 million of Adjusted EBITDA for the first quarter of 2015 during the eight-day period following the closing of the Transaction through March 31, 2015. On a pro forma basis(2), first quarter 2015 revenue was $188.2 million, with Adjusted EBITDA(1) of $23.2 million.

As with our Completion Services segment, results from our Well Support Services segment were negatively impacted by lower utilization and pricing to varying degrees across all services lines and operating markets. We supported utilization and protected market share through pricing concessions, while repositioning resources in line with market conditions and customer demand. Immediately following the March 2015 acquisition of this business, we focused on restructuring the organization to maximize utilization, lower input costs and optimize operational efficiencies, including through organizational upgrades and adjustments in headcount, facilities and asset base. The steps we have taken are already benefitting our Well Support Services segment and we are continuing to pursue operational improvement to ensure that we are performing at the highest level both in this environment and when the market recovers.

Market conditions have remained depressed entering the third quarter. Our customers continue to focus on lowering their costs due to the continued weakness in commodity prices, and we will continue to work with them to sustain utilization and capitalize on strategic opportunities.

Other Services

Our Other Services segment includes Legacy C&J’s smaller service lines and divisions, including directional drilling, equipment manufacturing and repair, specialty chemicals sales and research and technology, as well as the C&P Business’ cementing operations. In addition, the Other Services segment includes costs associated with general corporate activities and intersegment eliminations.

Second quarter 2015 revenue from our Other Services segment was $25.6 million with Adjusted EBITDA(1) of ($26.3 million), compared to $14.1 million of revenue with Adjusted EBITDA(1) of ($22.3 million) for the first quarter of 2015, and $5.5 million of revenue with Adjusted EBITDA(1) of ($25.4 million) for the second quarter of 2014. The first quarter 2015 results included the C&P Business’ cementing operations for the eight-day period following the closing of the Transaction through March 31, 2015. On a pro forma basis(2), first quarter 2015 revenue from our Other Services segment was $31.7 million with Adjusted EBITDA(1) of ($18.5 million).

Other Financial Information

Our selling, general and administrative expense (“SG&A”) for the second quarter of 2015 was $55.5 million, compared to $39.2 million for the first quarter of 2015 and $39.5 million for the second quarter of 2014, in each instance exclusive of costs associated primarily with the Transaction and severance cost. On a pro forma basis(2), and exclusive of severance and other employee-related costs, SG&A for the first quarter of 2015 was $62.2 million. The decrease in SG&A for the second quarter of 2015 compared to pro forma SG&A for the first quarter of 2015 was driven by the implementation of our integration program and cost control initiatives, including reductions in headcount and facilities.

We incurred $4.3 million in research and development expense (“R&D”) for the second quarter of 2015, compared to $4.1 million for the first quarter of 2015 and $3.6 million for the second quarter of 2014. Several of our research and technology initiatives are generating cost savings, which provides a meaningful advantage in this highly competitive environment. Even as we seek to reduce costs, we remain committed to investing in technologies that lower our cost base for key inputs, enhance synergy savings and improve our operational capabilities and efficiencies.

Depreciation and amortization expense (“D&A”) in the second quarter of 2015 was $81.5 million, compared to $37.4 million for the first quarter of 2015. D&A was $25.4 million in the second quarter of 2014.

Liquidity

As of June 30, 2015, we had $94.0 million in borrowings outstanding under our revolving credit facility, along with $12.6 million of outstanding letters of credit, leaving $493.4 million available for additional borrowing. We also had $1.06 billion outstanding under a term loan B facility, comprised of a $573.6 million term loan B-1 and a $483.8 million term loan B-2. We financed the cash portion of the Transaction and repaid our previously outstanding revolver debt with the term loan B facility and borrowings under our revolving credit facility. Long-term capital lease obligations were $33.4 million as of June 30, 2015. Our long-term debt balance is net of $56.5 million of original issue discount on the term loan B facility.

Capital expenditures totaled $68.7 million during the second quarter of 2015, decreasing from $92.0 million for the first quarter of 2015 on a pro forma basis(2). The majority of our capital expenditures during the first half of the year consisted of construction costs for previously ordered equipment, as well as maintenance of our existing equipment and other activity to extend the useful life. Capital expenditures for the second half of 2015 are expected to decline significantly, with our remaining 2015 capital expenditures currently expected to range from $50.0 million to $60.0 million primarily for maintenance of our existing equipment.

Results for the Six Months Ended June 30, 2015

For the six months ended June 30, 2015, we reported net loss of ($95.8 million), or ($1.08) per diluted share, on revenue of $912.4 million, compared to net income of $22.7 million, or $0.40 per diluted share, on revenue of $684.5 million for the six months ended June 30, 2014.

Adjusted Net Loss(1) for the six months ended June 30, 2015 was ($60.7 million), or ($0.69) per diluted share(1). Adjusted Net Loss excludes: a $28.7 million, or $0.32 per diluted share, after-tax charge related to costs associated with the Transaction; severance costs of $1.3 million, or $0.01 per diluted share; customer settlement/bad debt write-off charges of $3.2 million, or $0.04 per diluted share; and an inventory write-down of $2.0 million, or $0.02 per diluted share. For the six months ended June 30, 2014, we reported Adjusted Net Income(1) of $27.2 million, or $0.48 per diluted share(1), after excluding a $4.5 million, or $0.08 per diluted share, after-tax charge related to costs associated primarily with the Transaction.

For the six months ended June 30, 2015, we reported Adjusted EBITDA(1) of $52.1 million, compared to Adjusted EBITDA(1) of $95.7 million for the six months ended June 30, 2014.

Conference Call Information

We will host a conference call on Thursday, August 6, 2015 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our second quarter 2015 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-877-870-4263 or International: 1-412-317-0790 and asking for the “C&J Energy Services Earnings Call.” Please dial-in a few minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10069973.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact:

investors@cjenergy.com

713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the effects of the Transaction, our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, and future economic and industry conditions are forward-looking statements within the meaning of federal securities laws.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the Transaction and competitive responses to the Transaction; costs and difficulties related to the integration of C&J’s business and operations with the C&P Business’s business and operations; the inability to obtain or delay in obtaining cost savings and synergies from the Transaction; unexpected costs, the outcome of pending or potential litigation; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA to net income (loss), please see the tables at the end of this press release.

(2)	Throughout this release, financial results are presented on both a reported and pro forma basis. Reported results were prepared in accordance with generally accepted accounting principles (“U.S. GAAP”). Pro forma results were prepared in accordance with SEC’s Regulation S-X rules under Article 11 and reflect adjustments described in footnote (3) below and also assume the Transaction occurred on January 1, 2014, the beginning of the comparable prior year reporting period. The pro forma results are presented in order to provide additional insights into the underlying trends in the business. Pro forma information does not represent actual historical results as would be presented under U.S. GAAP had the Transaction closed on January 1, 2014, and future results could differ materially from the pro forma amounts disclosed herein.
(3)	The three months ended March 31, 2015 includes pro forma adjustments for $25.3 million to eliminate acquisition related costs reflected in the historical financial statements, $13.2 million to reduce depreciation expense primarily due to the estimated fair values of property, plant and equipment assets acquired, and $18.3 million to increase interest expense associated with the term loan B facility and revolving credit facility which were both used to finance the cash portion of the Transaction.

C&J Energy Services Ltd.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenue	$511,165	$401,216	$367,921	$912,381	$684,458

Costs and expenses:
Direct costs	439,463	326,146	272,041	765,609	506,587
Selling, general and administrative expenses	63,006	64,475	46,892	127,481	83,302
Research and development	4,305	4,090	3,593	8,395	6,358
Depreciation and amortization	81,516	37,438	25,374	118,954	47,244
(Gain) loss on disposal of assets	225	(731)	(39)	(506)	(1)

Operating income (loss)	(77,350)	(30,202)	20,060	(107,552)	40,968

Other income (expense):
Interest expense, net	(23,864)	(5,188)	(2,195)	(29,052)	(3,944)
Other income (expense), net	1,737	(166)	212	1,571	378

Total other income (expense)	(22,127)	(5,354)	(1,983)	(27,481)	(3,566)

Income (loss) before income taxes	(99,477)	(35,556)	18,077	(135,033)	37,402

Income tax expense (benefit)	(34,356)	(4,893)	6,969	(39,249)	14,706

Net income (loss)	$(65,121)	$(30,663)	$11,108	$(95,784)	$22,696

Net income (loss) per common share:
Basic	$(0.56)	$(0.51)	$0.21	$(1.08)	$0.42

Diluted	$(0.56)	$(0.51)	$0.20	$(1.08)	$0.40

Weighted average common shares outstanding:
Basic	116,851	59,682	53,814	88,424	53,722

Diluted	116,851	59,682	56,709	88,424	56,547

C&J Energy Services Ltd.

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,264	$10,017
Accounts receivable, net	339,128	290,767
Inventories, net	154,707	122,172
Prepaid and other current assets	58,486	29,525
Deferred tax assets	4,516	8,106

Total current assets	569,101	460,587

Property, plant and equipment, net	1,753,301	783,302

Other assets:
Goodwill	742,860	219,953
Intangible assets, net	156,060	129,468
Deferred financing costs, net	49,280	3,786
Other noncurrent assets	20,592	15,650

Total assets	$3,291,194	$1,612,746

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$248,113	$229,191
Payroll and related costs	42,926	16,047
Accrued expenses	58,364	30,794
Current portion of long-term debt and capital lease obligations	13,642	3,873
Other current liabilities	23,877	4,926

Total current liabilities	386,922	284,831

Deferred tax liabilities	372,321	193,340

Long-term debt and capital lease obligations, net	1,117,727	349,875

Other long-term liabilities	12,411	2,848

Total liabilities	1,889,381	830,894

Commitments and contingencies

Shareholders’ equity
Common shares, par value of $0.01, 750,000,000 shares authorized, 120,403,464 issued and outstanding at June 30, 2015 and 55,333,392 issued and outstanding at December 31, 2014	1,204	553
Additional paid-in capital	987,538	271,104
Accumulated other comprehensive income (loss)	(1,385)	(45)
Retained earnings	414,456	510,240

Total shareholders’ equity	1,401,813	781,852

Total liabilities and shareholders’ equity	$3,291,194	$1,612,746

C&J Energy Services Ltd.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(95,784)	$22,696
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	118,954	47,244
Deferred income taxes	(24,405)	2,917
Provision for doubtful accounts, net of write-offs	3,768	300
Equity in (earnings) loss from unconsolidated affiliate	(655)	(258)
(Gain) loss on disposal of assets	(506)	(1)
Share-based compensation expense	8,902	10,277
Amortization of deferred financing costs	2,580	580
Accretion of original issue discount	2,130	—
Changes in operating assets and liabilities:
Accounts receivable	212,250	(72,889)
Inventory	4,785	(4,572)
Prepaid and other current assets	(19,989)	(2,983)
Accounts payable	(146,699)	57,510
Payroll and related costs and accrued expenses	41,402	9,922
Income taxes payable	(108)	(301)
Other	(3,422)	1,281

Net cash provided by operating activities	103,203	71,723

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(117,304)	(138,816)
Proceeds from disposal of property, plant and equipment	2,211	661
Investment in unconsolidated affiliate	—	(3,000)
Payments made for business acquisitions, net of cash acquired	(706,702)	(33,350)

Net cash used in investing activities	(821,795)	(174,505)

Cash flows from financing activities:
Proceeds from revolving debt	161,000	143,000
Payments on revolving debt	(382,000)	(32,000)
Proceeds from term loans	1,001,400	—
Payments on term loans	(2,650)	—
Payments of capital lease obligations	(2,257)	(1,969)
Financing costs	(48,074)	—
Proceeds from issuance of common shares for stock options exercised	136	810
Registration costs associated with issuance of common shares	(1,886)	—
Employee tax withholding on restricted shares vesting	(2,503)	(4,254)
Excess tax benefit from share-based award activity	(2,327)	2,096

Net cash provided by financing activities	720,839	107,683

Net increase in cash and cash equivalents	2,247	4,901
Cash and cash equivalents, beginning of year	10,017	14,414

Cash and cash equivalents, end of year	$12,264	$19,315

Supplemental cash flow disclosures:
Cash paid for interest	$24,509	$3,306

Cash paid for income taxes	$2,159	$11,086

Non-cash investing and financing activity:
Capital lease obligations	$—	$25,636

Change in accrued capital expenditures	$(32,354)	$4,894

Non-cash consideration for business acquisition	$735,125	$—

C&J Energy Services Ltd.

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Adjusted net income (loss)	$(53,798)	$(7,348)	$15,671	$(60,651)	$27,213
Adjustments, net of tax:
Acquisition-related costs	(5,384)	(23,309)	(4,556)	(28,693)	(4,499)
Severance Costs	(1,164)	(6)	(7)	(1,266)	(18)
Customer settlement/bad debt write-off	(2,927)	—	—	(3,172)	—
Inventory write-down	(1,848)	—	—	(2,002)	—

Net income (loss)	$(65,121)	$(30,663)	$11,108	$(95,784)	$22,696

Per common share:
Net income (loss) diluted	$(0.56)	$(0.51)	$0.20	$(1.08)	$0.40

Adjusted net income (loss) diluted	$(0.46)	$(0.12)	$0.28	$(0.69)	$0.48

Diluted weighted average common shares outstanding	116,851	59,682	56,709	88,424	56,547

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Adjusted EBITDA	$20,346	$31,788	$52,820	$52,134	$95,654
Interest expense, net	(23,864)	(5,188)	(2,195)	(29,052)	(3,944)
Other income (expense), net	1,737	(166)	212	1,571	378
Income tax benefit (expense)	34,356	4,893	(6,969)	39,249	(14,706)
Depreciation and amortization	(81,516)	(37,438)	(25,374)	(118,954)	(47,244)
(Gain) loss on disposal of assets	(225)	731	39	506	1
Acquisition-related costs	(6,883)	(25,276)	(7,414)	(32,159)	(7,414)
Severance Costs	(1,778)	(7)	(11)	(1,785)	(29)
Customer settlement/bad debt write-off	(4,472)	—	—	(4,472)	—
Inventory write-down	(2,822)	—	—	(2,822)	—

Net income (loss)	$(65,121)	$(30,663)	$11,108	$(95,784)	$22,696

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2015
	Completion Services	Well Support Services	Other Services	Total

Adjusted EBITDA	$24,474	$22,162	$(26,290)	$20,346
Interest expense, net	(11)	—	(23,853)	(23,864)
Other income (expense), net	69	93	1,575	1,737
Income tax benefit (expense)	—	—	34,356	34,356
Depreciation and amortization	(51,126)	(26,186)	(4,204)	(81,516)
(Gain) loss on disposal of assets	(172)	—	(53)	(225)
Acquisition-related costs	—	—	(6,883)	(6,883)
Severance costs	(605)	(1,007)	(166)	(1,778)
Customer settlement/bad debt write-off	(4,472)	—	—	(4,472)
Inventory write-down	—	—	(2,822)	(2,822)

Net loss	$(31,843)	$(4,938)	$(28,340)	$(65,121)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	Completion Services	Well Support Services	Other Services	Total

Adjusted EBITDA	$49,786	$4,275	$(22,273)	$31,788
Interest expense, net	(10)	—	(5,178)	(5,188)
Other income (expense), net	179	(18)	(327)	(166)
Income tax benefit (expense)	—	—	4,893	4,893
Depreciation and amortization	(32,939)	(2,236)	(2,263)	(37,438)
(Gain) loss on disposal of assets	780	—	(49)	731
Acquisition-related costs	—	—	(25,276)	(25,276)
Severance costs	(7)	—	—	(7)

Net income (loss)	$17,789	$2,021	$(50,473)	$(30,663)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2014
	Completion Services	Well Support Services	Other Services	Total

Adjusted EBITDA	$78,177	$—	$(25,357)	$52,820
Interest expense, net	(34)	—	(2,161)	(2,195)
Other income (expense), net	53	—	159	212
Income tax benefit (expense)	—	—	(6,969)	(6,969)
Depreciation and amortization	(23,666)	—	(1,708)	(25,374)
(Gain) loss on disposal of assets	39	—	—	39
Acquisition-related costs	—	—	(7,414)	(7,414)
Severance costs	(11)	—	—	(11)

Net income (loss)	$54,558	$—	$(43,450)	$11,108

Pro Forma Financial Information

The following pro forma financial information gives effect to the Transaction as if it were consummated on January 1, 2014, the beginning of the comparable prior reporting period (in thousands, unaudited):

C&J Energy Services Ltd.

Pro Forma Financial Information

Three Months Ended
March 31, 2015 (3)

Pro forma revenue	$766,577
Pro forma net loss	$(55,275)

Pro forma net loss per common share:
Basic	$(0.47)
Diluted	$(0.47)

Pro forma weighted average common shares outstanding:
Basic	117,083
Diluted	117,083

C&J Energy Services Ltd.

Reconciliation of Pro Forma Adjusted EBITDA to Pro Forma Net Loss

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	Completion Services	Well Support Services	Other Services	Total

Pro Forma Adjusted EBITDA	$31,907	$23,208	$(18,459)	$36,656
Interest expense, net	—	—	(23,440)	(23,440)
Other income (expense), net	180	275	(12,800)	(12,345)
Income tax benefit (expense)	—	—	40,491	40,491
Depreciation and amortization	(50,462)	(24,257)	(3,615)	(78,334)
(Gain) loss on disposal of assets	780	—	(83)	697
Severance and other employee-related costs	(556)	(1,847)	(4,734)	(7,137)
Out of period charges	(11,863)	—	—	(11,863)

Pro Forma net loss	$(30,014)	$(2,621)	$(22,640)	$(55,275)

C&J Energy Services Ltd.

Reconciliation of Adjusted Pro Forma Net Loss to Pro Forma Net Loss

(In thousands)

(Unaudited)

Three Months Ended
March 31, 2015

Adjusted pro forma net loss	$(43,419)
Adjustments, net of tax:
Severance and other employee-related costs	(4,453)
Out of period charges	(7,403)

Pro forma net loss	$(55,275)

Per common share:
Net loss diluted	$(0.47)

Adjusted net loss diluted	$(0.37)

Diluted weighted average common shares outstanding	117,083